EXHIBIT 99.1

QR Energy Announces Third Quarter 2011 Results and Outlook

HOUSTON, TX--(Marketwire – November 14, 2011) - QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the three months and nine months ended September 30, 2011.

Highlights for the Third Quarter 2011

•
Announced $577 million acquisition of conventional assets in focus areas from sponsor effective October 1, 2011; added supplementary commodity and interest rate derivative contracts; subsequently increased fourth quarter 2011 distribution by 15% to $0.475 per unit; $1.90 per unit annualized

•	Adjusted EBITDA of $22.0 million, a 6.3% increase from the second quarter

•	Distributable Cash Flow totaled $15.9 million, a 10.4% increase from the second quarter

•	Third quarter Distribution Coverage Ratio of 1.1x; nine-month Distribution Coverage Ratio of 1.1x

•
Reported third quarter average production of 5,145 Boe per day, composed of 59% liquids (oil and NGLs), was negatively impacted by 166 Boe per day of downward changes to prior period accrual estimates; third quarter production was also negatively impacted by approximately 175 Boe per day, largely from power outages in West Texas and unscheduled downtime in non-operated Gulf Coast properties; both issues have since been resolved

•	Average production of 5,328 Boe per day for the first nine months of 2011

•	Realized prices including commodity derivatives of $94.03 per barrel of oil and $6.47 per Mcf of natural gas

•	Net income of $51.9 million, primarily due to unrealized derivative gains

Chief Executive Officer Alan L. Smith commented, “We continued to execute upon our strategy of generating stable cash flows from our operations in the third quarter.  Our properties continue to perform as expected with solid results from our Permian and Ark-La-Tex areas. We are also excited to have closed on our accretive purchase of $577 million of assets from our sponsor on October 1, which allowed us to increase our fourth quarter distribution by 15%. During this period of economic uncertainty and commodity price volatility, we are pleased to have a majority of our production hedged through 2015. We expect that our commodity hedges will contribute to continued stable cash flows for QR Energy.”

Results for the Third Quarter 2011

•	Revenue was $28.7 million; realized sales prices excluding commodity derivatives were $88.23 per Bbl of oil, $4.56 per Mcf of natural gas and $56.18 per Bbl of NGLs

•	Oil and natural gas production was 72% hedged

•
Total production expenses were $10.9 million; LOE and workover expenses of $8.6 million were negatively impacted by approximately $1.7 million of changes to accrual estimates associated with prior periods. Excluding the effect of accrual estimate changes, LOE and workover expenses were $14.12 per Boe in the third quarter; average LOE and workover expenses for the first nine months of 2011 were $14.74 per Boe

	Production	LOE and workover expenses
	(Boed)	($ millions)	(per Boe)

Reported	5,145	$8.6	$18.23

Changes to accrual estimates	(166)	$1.7

Results excluding accrual estimate changes	5,311	$6.9	$14.12

•	GAAP G&A was $4.1 million; $600,000 was due to acquisition legal and advisory fees

•	Maintenance capital expenditures were $3.1 million; total capital expenditures were $5.8 million

Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Cash Distribution

On November 11, 2011, QR Energy paid a cash distribution attributable to the third quarter of 2011 of $0.4125 per unit for all outstanding units. This represents an annualized distribution of $1.65 per unit.

On October 4, 2011, QR Energy announced that it will increase its cash distribution attributable to the fourth quarter of 2011 by 15%. The cash distribution of $0.475 per unit for all outstanding units is payable on February 10, 2012 to unitholders on record as of January 30, 2012.  This represents an annualized distribution of $1.90 per unit.

Commodity Derivatives

As of October 1, 2011, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil (NYMEX - WTI)					Natural Gas (NYMEX - Henry Hub)
		Weighted					Weighted
	Swaps	Average	Collars	Floor	Ceiling	Swaps	Average	Collars	Floor	Ceiling
Term	Bbls/d	($/Bbl)	Bbls/d	($/Bbl)	($/Bbl)	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)	($/MMBtu)
4Q11	4,199	$97.24	-	-	-	35,142	$5.78	-	-	-
2012	4,025	$98.72	-	-	-	30,392	$5.86	2,623	$6.50	$8.60
2013	4,143	$98.23	-	-	-	29,674	$6.06	2,466	$6.50	$8.65
2014	3,711	$97.70	425	$90.00	$106.50	25,907	$6.23	4,966	$5.74	$7.51
2015	2,940	$97.27	1,025	$90.00	$110.00	6,100	$5.52	18,000	$5.00	$7.48
2016	270	$97.63	-	-	-	-	-	-	-	-

Fourth Quarter 2011 Guidance

The fourth quarter 2011 guidance set forth below is subject to all cautionary statements and limitations described below and under the "Forward-Looking Statements" section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather, and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the fourth quarter and full year of 2011:

	4Q 2011	Full Year 2011

Average net daily production (Boed)	13,200 - 13,400	7,300 - 7,400

LOE and workover expenses (per Boe)	$12.50 - $14.50	$13.75 - $14.75

Estimated maintenance capital expenditures ($ millions)	$12.5	$21.9

Quarterly Report on Form 10-Q

QR Energy’s financial statements and related footnotes are available in the 10-Q for the quarter ended September 30, 2011, which QR Energy filed with the Securities and Exchange Commission today. The 10-Q is available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the Securities and Exchange Commission website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (888) 510-1768 or (719) 325-2430 five minutes before the call begins and providing the passcode 2841076.

The webcast will be available on QR Energy’s Investor Relations website http://ir.qrenergylp.com for 14 days following the call.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas.  For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the Securities and Exchange Commission website at www.sec.gov.

Selected Operating Data (Unaudited)

	Three months ended	Nine months ended
	September 30, 2011	September 30, 2011
Production data:
Oil (MBbls)	234	734
Natural gas (MMcf)	1,166	3,586
NGLs (MBbls)	45	123

Total production (MBoe)	473	1,455

Production by area (Boed):
Permian Basin	2,076	2,227
Ark-La-Tex	1,879	1,842
Mid-Continent	756	729
Gulf Coast	434	530
Average daily production (Boed)	5,145	5,328

Prices:
Average NYMEX:
Crude oil (per Bbl)	$89.54	$95.47
Natural gas (per Mcf)	$4.06	$4.21

Average realized including commodity derivatives:
Crude Oil (per Bbl)1	$94.03	$86.93
Natural gas (per Mcf)	$6.47	$6.59
NGLs (per Bbl)	$56.18	$52.75

Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$88.23	$92.49
Natural gas (per Mcf)	$4.56	$4.48
NGLs (per Bbl)	$56.18	$52.75
1 Excludes the $40.7 million loss on modification of derivative contracts in the second quarter of 2011.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30, 2011	Nine months ended September 30, 2011
Revenues:	(In thousands)
Oil sales	$20,646	$67,889
Natural gas sales	5,317	16,062
NGLs sales	2,528	6,488
Processing and other	217	689
Total Revenue	$28,708	$91,128

Operating Expenses:
Lease operating expenses	7,932	20,177
Workover expenses	698	1,260
Production and other taxes	1,990	6,123
Processing and transportation	307	918
Total production expenses	10,927	28,478

Depreciation, depletion and amortization	7,832	25,043
Accretion of asset retirement obligations	308	865
General and administrative	4,092	10,869
Total operating expenses	23,159	65,255
Operating income	5,549	25,873

Other income (expense):
Realized gains (losses) on commodity derivative instruments	3,581	(37,271)
Unrealized gains on commodity derivative instruments	53,172	69,904
Interest expense	(10,097)	(19,627)
Total other income (expense), net	46,656	13,006
Income before income tax	52,205	38,879
Income tax expense	(275)	(366)
Net income	$51,930	$38,513
Net income per limited partner unit	$1.45	$1.07
Adjusted EBITDA1	$22,020	$65,450
Distributable Cash Flow1	$15,858	$48,436
Weighted average diluted units outstanding	35,859	35,844
1 Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please refer to the end of this press release for the reconciliation to their nearest comparable GAAP measures.

Please see related footnotes in the 10-Q, as filed with the Securities and Exchange Commission.

Consolidated Balance Sheet (Unaudited)

September 30, 2011
(In thousands)
ASSETS
Current assets:
Total current assets	$42,992
Noncurrent assets:
Total property and equipment, net	435,031
Derivative instruments	40,139
Other assets	10,905
Total noncurrent assets	486,075
Total assets	$529,067

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Total current liabilities	$16,152
Noncurrent liabilities:
Long-term debt	266,000
Derivative instruments	11,375
Asset retirement obligations	17,304
Deferred taxes	20
Total noncurrent liabilities	294,699
Partners' capital:
Total partners' capital	218,216
Total liabilities and partners' capital	$529,067

Please see related footnotes in the 10-Q, as filed with the Securities and Exchange Commission.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts) unrealized losses on commodity derivative contracts, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by our general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts) and maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.

QR Energy defines the Distribution Coverage Ratio as the ratio of Distributable Cash Flow per outstanding unit (including subordinated units and general partner units) to the actual cash distribution payable per outstanding unit.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business, such as information regarding the cash available to pay distributions to unitholders, and related to its liquidity, such as the ability of its assets to generate cash sufficient to pay interest expenses. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended		Nine months ended
	September 30, 2011		September 30, 2011
Reconciliation of net income to Adjusted EBITDA,	(In thousands, except ratios)
Distributable Cash Flow and Distribution Coverage Ratio:
Net income	$51,930		$38,513
Plus:
Unrealized gain on commodity derivative contracts	(53,172)		(69,904)
Loss on modification of derivative contracts	-		40,745
Depletion, depreciation and amortization	7,832		25,043
Accretion of asset retirement obligations	308		865
Interest expense	10,097		19,627
Income tax expense	275		366
General and administrative expense in excess of administrative services fee	4,750		10,195
Adjusted EBITDA	$22,020		$65,450

Less:
Cash interest expense	(3,037)		(7,639)
Maintenance capital expenditures1	(3,125)		(9,375)
Distributable Cash Flow2	$15,858		$48,436

Cash distribution	$14,803		$44,418
Distribution Coverage Ratio	1.1	x	1.1	x

1 Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
2 Prior to any retained cash reserves established by QR Energy's general partner's board of directors.

Investor Contacts:

Taylor B. Miele
Investor Relations Specialist
(713) 452-2990

Cedric W. Burgher
Chief Financial Officer
(713) 452-2200